UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2010

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 5, 2010 (the “Closing Date”), CAS Medical Systems, Inc. (the “Company”) and its wholly-owned subsidiary, Statcorp, Inc. (“Statcorp,” and together with the Company, the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among OSI Optoelectronics, Inc., a California corporation (“Buyer”), and the Sellers.

The Purchase Agreement provides for the sale to the Buyer of substantially all of the assets of Sellers used primarily or exclusively in the Sellers’ disposable and reusable blood pressure cuff and rapid infusion cuff business (the “Business”).

Pursuant to the Purchase Agreement, on the Closing Date the Company received aggregate cash consideration of $3.2 million.  As provided in the Purchase Agreement, the aggregate consideration paid to the Company on closing is subject to adjustment (upward or downward) based upon changes in the net working capital of the Business as of the closing relative to a net working capital target.  The Purchase Agreement further provides that the Buyer will pay Sellers up to an additional $350,000 in earn-out payments if certain net sales thresholds are achieved in the six-month period following the closing.  In addition to the foregoing terms, the Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations of the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: November 8, 2010	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer